Exhibit 99.1

Pulse Electronics Corporation Reports First Quarter Results

Results Meet Guidance; Strong Orders Momentum

SAN DIEGO--(BUSINESS WIRE)--May 12, 2014--Pulse Electronics Corporation (NYSE:PULS), a leading provider of electronic components, today reported results for its first quarter ended March 28, 2014.

First Quarter Highlights

  Net sales were $81.7 million, down 3.7 percent from $84.8 million in the prior-year quarter, and down 7.0 percent from $87.8 million in the fourth quarter.
  Operating loss (U.S. GAAP) was $1.4 million compared with a profit of $1.0 million in the prior-year quarter and a profit of $1.2 million in the fourth quarter.
  Non-GAAP operating profit was $0.1 million, compared with $1.6 million in the prior-year quarter and $2.2 million in the fourth quarter.
  Orders increased 6 percent compared with the prior-year quarter, and the book-to-ship ratio in the first quarter was 1.05.
  Completed exchange transactions for $20.7 million of outstanding convertible senior notes, as previously announced.

CEO Comments

“While the industry environment remained challenging, our operating results for both revenue and non-GAAP operating profit this quarter were within our guidance, but lower both year over year and sequentially consistent with general industry conditions,” said Pulse Chairman and Chief Executive Officer Ralph Faison. “Orders in the quarter were nicely higher than revenue and ahead of last year’s trend. Smartphone demand remained weak as expected.

“As has been widely reported across our industry by peers and analysts, order rates for network and power that began to strengthen late in the fourth quarter of 2013 continued to grow through the first quarter and provide a positive outlook for Pulse in the coming quarters,” added Mr. Faison. “We believe these increased orders will result in sequential revenue growth in coming months. At the same time, we expect the smartphone market to return to a more normal demand situation that should provide improved opportunity for wireless revenue.

“We continue to maintain our focus on and commitment to EBITDA growth as the company’s primary objective in 2014. We implemented a number of cost and expense reduction actions during the quarter to better align our cost structure with the size of the business, and we will continue to pursue these activities in the second quarter. Our previous cost and expense reductions have significantly reduced the company’s breakeven point, as evidenced by our positive non-GAAP operating profit this quarter despite revenue under $82 million. We believe any future increase in revenue should result in good growth in EBITDA and EBITDA margin.

“Additionally, we continue to address the issues of wireless segment performance. We are currently executing on a new antenna manufacturing technology we have developed and that is already commercially proven. Antennas produced with this technology better meet the needs of the high-end smartphone and mobile device industry both technically and financially. Further, we are optimistic that successful partnerships with our customers will drive improved operating performance in the future,” Mr. Faison concluded.

First Quarter Operating Performance

Net sales were $81.7 million compared to $84.8 million in the prior-year quarter due to ongoing industry weakness in the network and power segments and lower demand for wireless smartphone and wireless infrastructure products. The book-to-ship ratio in the first quarter was substantially above parity, compared to well below parity in the prior-year quarter. Sequentially, net sales decreased 7.0 percent compared to fourth quarter net sales of $87.8 million due primarily to wireless demand weakness, normal first quarter seasonality, and the effects of Chinese New Year.

Cost of sales decreased 0.8 percent to $64.1 million from $64.6 million in the prior-year quarter. The company’s gross profit margin was 21.5 percent compared with 23.8 percent in the prior-year quarter and 21.7 percent in the fourth quarter. Gross profit margin decreased compared to the prior year mainly due to higher production costs, particularly labor costs in China. Sequentially, gross margin was essentially flat as unfavorable cost absorption due to lower volumes and the production effects of Chinese New Year were offset by favorable product mix.

Operating expenses were $17.9 million, a decline of 6.5 percent from the first quarter of 2013, mainly due to results of actions related to the previously announced expense reduction initiative. Operating expenses increased 3.6 percent sequentially mainly due to a favorable adjustment to compensation expense in the prior quarter.

Operating loss (U.S. GAAP) was $1.4 million compared with a profit of $1.0 million in the first quarter of 2013, mainly due to lower gross profit and $1.0 million of severance costs in the current-year quarter associated with production cost and operating expense reductions. Non-GAAP operating profit was $0.1 million compared with $1.6 million in the prior-year quarter and $2.2 million in the fourth quarter.

The company had $20.6 million of cash and cash equivalents at March 28, 2014 compared with $26.9 million at December 27, 2013. The decrease in cash mainly reflects the payment of cash consideration for the previously announced convertible bond exchange transactions, refinancing transaction fees and expenses, capital expenditures, and working capital needs.

Conference Call

The company will conduct a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) today. The conference call will be available via telephone and the Internet. The dial-in number is 1-800-860-2442 (international 1-412-858-4600). A link to the earnings press release, the Internet web cast and a slide presentation that will accompany management’s prepared remarks will be available on the “Investor Information” section of the company’s web site www.pulseelectronics.com for two weeks.

About Pulse Electronics Corporation

Pulse Electronics is the electronic components partner that helps customers build the next great product by providing the needed technical solutions. Pulse Electronics has a long operating history of innovation in magnetics, antennas and connectors, as well as the ability to ramp quickly into high-quality, high-volume production. The company serves the wireless and wireline communications, power management, military/aerospace and automotive industries. Pulse Electronics is a participating member of the IEEE, SFF, OIF, HDBaseT Alliance, CommNexus, and MoCA. Visit the Pulse Electronics website at www.pulseelectronics.com.

Safe Harbor

This press release contains statements, including projections of future business objectives and financial results, that are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. These forward-looking statements are based on the company's current information and expectations. There can be no assurance these forward-looking statements, including, without limitation, that the company will have the ability to execute its business strategy and grow its business or that orders will be filled, will be achieved. Actual results may differ materially due to the risk factors listed from time to time in the company's SEC reports including, but not limited to, those discussed in its Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. All such risk factors are incorporated herein by reference as though set forth in full. The company undertakes no obligation to update any forward-looking statement.

Non-GAAP Measures

In this press release and in other public statements, Pulse presents certain non-GAAP financial measures. These non-GAAP financial measures have limitations and may not be comparable with similar non-GAAP financial measures used by other companies and should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Set forth in Schedule A are the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures. These reconciliations should be carefully evaluated. Prior disclosures of non-GAAP figures may not exclude the same items and as such should not be used for comparison purposes. Management believes that these measures enhance investors' understanding of the company's financial performance and the comparability of the company's operating results to prior periods, as well as against the performance of other companies.

Copyright © 2014 Pulse Electronics Corporation. All rights reserved. All brand names and trademarks are properties of their respective holders.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per-share data)
	Three Months Ended
	3/28/14	3/29/13

Net sales	$81,652	$84,806
Cost of sales	64,126	64,625
Gross profit	17,526	20,181
Operating expenses	17,922	19,174
Severance, impairment and other associated costs	961	19
Legal reserve	11	38
Operating (loss) profit	(1,368)	950

Interest expense, net	(7,118)	(5,114)
Other expense, net	(73)	(2,532)
Loss before income taxes	(8,559)	(6,696)
Income tax expense	(472)	(434)
Net loss	(9,031)	(7,130)
Less: Net earnings (loss) attributable to non-controlling interest	14	(14)
Net loss attributable to Pulse Electronics Corporation	(9,045)	(7,116)

Basic shares outstanding	12,650	7,957
Basic loss per share	(0.72)	(0.89)

Diluted shares outstanding	12,650	7,957
Diluted loss per share	(0.72)	(0.89)

BUSINESS SEGMENT INFORMATION (UNAUDITED)
(in thousands)
	Three Months Ended
	3/28/2014	3/29/2013
Net Sales
Network	$34,942	$35,831
Power	26,487	27,585
Wireless	20,223	21,390
Total net sales	81,652	84,806

Operating (loss) profit
Network	931	1,332
Power	1,317	1,169
Wireless	(2,644)	(1,494)
Operating profit (loss) excluding severance, impairment and other associated costs, and legal reserve costs	(396)	1,007
Severance, impairment and other associated costs	961	19
Legal reserve	11	38
Operating (loss) profit	$(1,368)	$950

FINANCIAL POSITION (UNAUDITED)
(in thousands)	3/28/2014	12/27/2013

Cash and cash equivalents	$20,555	$26,902
Accounts receivable, net	57,656	62,185
Inventory, net	36,126	36,726
Prepaid expenses and other current assets	18,329	18,966
Net property, plant and equipment	26,890	27,955
Other assets	17,617	16,100
Total assets	$177,173	$188,834

Accounts payable	$63,424	$70,871
Current portion of long-term debt	1,570	22,315
Accrued expenses and other current liabilities	36,384	36,335
Long-term debt	111,328	90,030
Other long-term liabilities	23,292	22,841
Total liabilities	235,998	242,392
Total deficit	(58,825)	(53,558)

Total liabilities and deficit	$177,173	$188,834

Shares outstanding	17,218	7,956

Schedule A
NON-GAAP MEASURES (UNAUDITED)
(in thousands, except per-share amounts)

1. Operating (loss) profit excluding severance, impairment and other associated costs, legal reserve costs, and non-cash stock-based compensation expenses

	Quarter Ended
	3/28/14	3/29/13

Operating (loss) profit	$(1,368)	$950
Pre-tax severance, impairment and other associated costs	961	19
Pre-tax non-cash stock-based compensation expenses	506	579
Pre-tax legal reserve	11	38

Operating (loss) profit excluding severance, impairment and other associated costs, legal reserve costs, and non-cash stock-based compensation expenses	110	1,586

2. Net loss per diluted share excluding severance, impairment and other associated costs, legal reserve costs, and non-cash stock-based compensation expenses

	Quarter Ended
	3/28/14	3/29/13

Net loss per diluted share	$(0.72)	$(0.89)
After-tax severance, impairment and other associated costs, per share	0.05	0.00
After-tax non-cash stock-based compensation expenses, per share	0.03	0.05
After-tax legal reserve, per share	0.00	0.00

Net loss per diluted share excluding severance, impairment and other associated costs, legal reserve costs, and non-cash stock-based compensation expenses	(0.64)	(0.84)

3. Adjusted EBITDA	Quarter Ended
	3/28/14	3/29/13

Net loss attributable to Pulse Electronics Corporation	$(9,045)	$(7,116)
Non-controlling interest	14	(14)
Income tax expense	472	434
Interest expense, net	7,118	5,114
Non-cash stock-based compensation expenses	506	579
Depreciation and amortization	1,802	1,749
Other expense, net	73	2,532
Severance, impairment and other associated costs	961	19
Legal reserve	11	38
Adjusted EBITDA	1,912	3,335

CONTACT:
Pulse Electronics Corporation
Jim Butler
Sr. Director of Finance and Treasurer
858-674-8183
jbutler@pulseelectronics.com